Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

NABI BIOPHARMACEUTICALS

and

GLAXOSMITHKLINE BIOLOGICALS S.A.

Dated as of August 5, 2009

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		30
5.1	Organization.	30
5.2	Due Authorization.	30
5.3	No Conflicts; Enforceability.	30
5.4	Litigation.	31
5.5	Consents.	31
5.6	Financing.	31
5.7	Brokers, Etc.	31

ARTICLE VI COVENANTS PRIOR TO CLOSING		32
6.1	Closing Efforts; Further Assurances and Documents.	32
6.2	Access to Information.	32
6.3	Conduct of the S. aureus Program.	32
6.4	Consents.	33
6.5	HSR Act; Other Antitrust Laws.	33
6.6	No Solicitation; Acquisition Proposals.	34
6.7	Notifications; Updated Disclosure Schedule.	35
6.8	Transition Activities.	35
6.9	[***] Agreement.	36

ARTICLE VII CONDITIONS TO CLOSING		36
7.1	Conditions Precedent to Obligations of Buyer and Seller.	36
7.2	Conditions Precedent to Buyer’s Obligations.	36
7.3	Conditions Precedent to Seller’s Obligations.	37

ARTICLE VIII ADDITIONAL COVENANTS		37
8.1	Confidentiality; Publicity.	37
8.2	Availability of Records.	39
8.3	Use of Trade or Service Marks.	40
8.4	Notification of Third Parties.	40
8.5	Regulatory Matters.	40
8.6	Website Information.	41
8.7	Tax Matters.	41
8.8	Non-Solicitation.	42
8.9	Non-Compete.	43
8.10	Performance of Other Agreements.	43
8.11	Excluded Assets.	43

ARTICLE IX TERMINATION AND SURVIVAL		43
9.1	Termination.	43
9.2	Procedure and Effect of Termination.	45

ARTICLE X INDEMNIFICATION		45
10.1	Survival of Representations.	45
10.2	Indemnification by Seller.	45
10.3	Indemnification by Buyer.	45
10.4	Calculation of Losses; Treatment of Indemnification Payments.	45

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10.5	Termination of Indemnification.	46
10.6	Procedures.	46
10.7	Sole Remedy; No Additional Representations.	48
10.8	Limitations on Liability.	48
10.9	Cooperation.	49

ARTICLE XI MISCELLANEOUS		49
11.1	Assignment; Binding Effect.	49
11.2	Expenses.	49
11.3	Notices.	49
11.4	Severability.	50
11.5	Entire Agreement.	50
11.6	No Third-Party Beneficiaries.	50
11.7	Waiver.	51
11.8	Governing Law; Jurisdiction.	51
11.9	Injunctive Relief.	51
11.10	Headings.	51
11.11	Counterparts.	51
11.12	Schedules.	52
11.13	Construction.	52

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SCHEDULES AND EXHIBITS

Exhibit 2.6(b)	Milestone Definitions
Exhibit 6.8(a)	Transition Services Agreement Term Sheet
Exhibit 6.8(b)	Form of License Agreement
Exhibit 6.8(c)	Form of Grant-Back License

Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Assigned Contracts
Schedule 1.1(c)	Inventory
Schedule 1.1(d)	Excluded Products
Schedule 1.1(e)	INDs
Schedule 1.1(f)	Excluded INDs
Schedule 1.1(g)	Knowledge
Schedule 1.1(h)	Program Marks
Schedule 1.1(i)	Program Patents
Schedule 1.1(j)	Program Trials
Schedule 1.1(k)	Permitted Encumbrances
Schedule 1.1(l)	Transition Contracts
Schedule 1.1(m)	Registrations
Schedule 1.1(n)	S. aureus Vaccines
Schedule 1.1(o)	Seller Marks
Schedule 1.1(p)	Program Materials
Schedule 1.1(q)	Materials Subject to Right of Reference
Schedule 1.1(r)	Domain Names
Schedule 1.1(s)	Retained Program Materials
Schedule 2.3	Assumed Liabilities
Schedule 2.5	Assigned Contracts Requiring Consent
Schedule 3.2(a)(iii)	Material Consents
Schedule 4.4(b)	S. aureus Program Antigens
Schedule 4.4(c)	Purchased Assets (Exceptions)
Schedule 4.5	Inventory Specifications
Schedule 4.6(a)	Encumbered Purchased Intellectual Property
Schedule 4.6(b)	Purchased Intellectual Property Subject to Legal Action
Schedule 4.6(c)	Purchased Intellectual Property Subject to Third Party Rights
Schedule 4.6(d)	Payments Relating to Purchased Intellectual Property
Schedule 4.6(e)	Purchased Intellectual Property Owned by a Third Party
Schedule 4.6(f)	Former Employee and Consultant Interests
Schedule 4.6(i)	Program Patents
Schedule 4.8	Litigation
Schedule 4.9	Consents
Schedule 4.11	Environmental Health and Safety Law Permits
Schedule 4.13(b)	Exceptions to Registration Filing with the FDA
Schedule 4.14)	Program Trials (Exceptions)

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Schedule 4.15(g)	SAEs
Schedule 4.18	Insurance Policies
Schedule 6.3	Conduct of S. aureus Program
Schedule 6.8(b)	Retained IP
Schedule 6.8(c)	Purchased Intellectual Property Subject to Grant-Back
Schedule 8.1(f)	Press Release
Schedule 8.4	Third Party Notifications
Schedule 8.6	Website Information

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 5, 2009 (the “Execution Date”), is entered into by and between NABI BIOPHARMACEUTICALS, a Delaware corporation with offices at 12276 Wilkins Avenue Rockville, MD 20852 USA (“Seller”), and GLAXOSMITHKLINE BIOLOGICALS S.A., a Belgium corporation with offices at Rue de l’Institut 89, 1330 Rixensart, Belgium (“Buyer”). Seller and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” All capitalized terms used herein, including in the Exhibits and Schedules hereto, shall have the meanings specified in ARTICLE I or elsewhere in this Agreement, as applicable, unless otherwise specified.

RECITALS

WHEREAS, Seller owns or Controls (as defined hereinafter) certain assets, including intellectual property rights, that currently are or have been used in the development and manufacture of Seller’s proprietary vaccines and vaccine antigens for the prevention or treatment of Staphylococcus aureus infection in humans including Seller’s proprietary pentavalent S. aureus vaccine known as PentaStaph™ and the other S. aureus Vaccines (as defined hereinafter), that together comprise Seller’s vaccine development program for the prevention or treatment of S. aureus infection in humans (collectively, the “S. aureus Program”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings set forth below:

“[***]” has the meaning set forth in Section 2.7(d)(iv).

“Accountants” means an accounting firm of national reputation in the United States (excluding each of Seller’s and Buyer’s respective regular outside accounting firms) as may be mutually acceptable to the Parties; provided, however, if the Parties are unable to agree on such accounting firm within ten (10) days or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Buyer a list of three (3) other accounting firms of national reputation in the United States (excluding Seller’s regular outside accounting firm), and Buyer shall select one (1) of such three (3) accounting firms.

“Accounts Payable” means all operating liabilities of Seller or any of its Affiliates, whether incurred in or outside the ordinary course of business, whether or not billed, arising in connection with the operations of the S. aureus Program and/or the development, manufacture or sale of S. aureus Vaccines prior to the Effective Time.

“Accounts Receivable” means all accounts and accounts receivable of Seller or any of its Affiliates, unpaid interest, penalties or fees accrued on any such accounts or receivables, including any payments received with respect thereto after the Effective Time, whether or not billed, arising prior to the Effective Time. For the avoidance of doubt “Accounts Receivable” shall include payments to be made pursuant to [***].

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other Person.

“Agreement” has the meaning set forth in the Preamble.

“AltaStaph” means Altastaph® (Staphylococcus aureus Immune Globulin Intravenous (Human)), a polyclonal antibody that is administered intravenously.

“Antitrust Laws” means all United States federal and state, and any foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws relating to antitrust or competition matters, including the HSR Act.

“Applicable Permits” means all permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held or Controlled by Seller (or its Affiliates) that relate to or that arise from the S. aureus Program and/or S. aureus Vaccines; except in each case other than any and all environmental and real property permits, licenses, registrations and other approvals, which relate to or that arise from the S. aureus Program and/or S. aureus Vaccines.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

“Asset Transfer Period” has the meaning set forth in Section 3.3(a).

“Assigned Contracts” means all Contracts to which Seller (or its Affiliates) is a party and that relate to or are arising from the S. aureus Program and/or S. aureus Vaccines, including those Contracts that are set forth on Schedule 1.1(b), including the Contracts relating to the Program Trials, but excluding, for the avoidance of doubt, the Excluded Contracts.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed by the Parties between the Execution Date and the Closing Date.

“Assignment of Purchased Intellectual Property” means the Assignment of Purchased Intellectual Property, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed by the Parties between the Execution Date and the Closing Date.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the Bill of Sale, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed by the Parties between the Execution Date and the Closing Date.

“Biologics APA” means that certain Asset Purchase Agreement, dated as of September 11, 2007, by and among Seller, Biotest Pharmaceuticals Corporation and Biotest AG.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America or Brussels, Belgium are authorized or obligated by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 10.2.

“Buyer Registration Transfer Letter” means a Buyer Registration Transfer Letter, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed by the Parties between the Execution Date and the Closing Date.

“Change of Control” means, with respect to Seller, a merger, consolidation or other corporate reorganization, or similar transaction or series of transactions in which more than fifty percent (50%) of such Seller’s equity or voting power is transferred to a non-Affiliate of Seller or in which all or substantially all of Seller’s assets of are sold or licensed to a non-Affiliate of Seller.

“Closing” means the closing of the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.6(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Completion of the Phase I Trial” has the meaning set forth on Exhibit 2.6(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, effective as of January 23, 2009, between Seller and Buyer.

“Contracts” means any and all written binding commitments, contracts, purchase orders, leases, licenses, permits, instruments, arrangements, undertakings, practices or other agreements.

“Control” means, with respect to Intellectual Property or other applicable item, the ability of a Party (collectively with its Affiliate(s)), whether by ownership, license or otherwise, to grant license, sublicense or other rights thereunder to a Third Party.

“Corporate Assets” means all Assets used by Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions, including in connection with the S. aureus Program, including (i) all cash, cash equivalents, accounts, securities, notes receivable and chattel paper of Seller or any of its Affiliates, (ii) all Accounts Receivable, (iii) all insurance policies of Seller or its Affiliates, and (iv) all tax attributes, tax credits and tax refunds of Seller, whether or not attributable to ownership of the Purchased Assets.

“Delivery” has the meaning set forth on Exhibit 2.6(b).

“Domain Names” means the domain name registrations and applications set forth on Schedule 1.1(r).

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“Disclosure Schedule” means Schedules 4.1 through 4.20 to this Agreement.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures or security agreements.

“Enrollment of the First Patient” has the meaning set forth on Exhibit 2.6(b).

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to any applicable Environmental, Safety and Health Law by any Person (including any Governmental Authority) alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental, Safety and Health Law, (ii) violation of any environmental permit, license, registration or other approval or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on or resulting from the presence, Release, or threatened Release into the environment, of any Hazardous Substances at any location, including any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, recycling, reclamation, treatment, or disposal.

“Environmental, Safety and Health Laws” means any and all applicable Laws that relate to protection of the environment, or the imposition of liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, Release, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, any other so-called “Superfund” or “Superlien” Laws, and the Occupational Safety and Health Act of 1970, to the extent it relates to the handling of and exposure to Hazardous Substances or toxic chemicals, and the state analogues thereto.

“Equitable Exceptions” has the meaning set forth in Section 4.3.

“Exchange” means the Nasdaq National Market.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Assets” means any Assets of Seller (including Excluded Contracts, Excluded INDs, Excluded Trials, Excluded Intellectual Property, Excluded Products and Corporate Assets) whether or not relating to S. aureus Vaccines or the S. aureus Program, other than the Purchased Assets, including those Assets that are set forth on Schedule 1.1(a).

“Excluded Contracts” means those Contracts, set forth on Schedule 1.1(a), to which Seller (or its Affiliates) is a party and that relate to or arise from the S. aureus Program and/or S. aureus Vaccines but which are also necessary for Seller in connection with the Excluded Assets and will not be assigned to Buyer under this Agreement.

“Excluded INDs” means the investigational new drug applications, owned or Controlled or in the possession of Seller as of the Execution Date and/or the Effective Time, which are not necessary for the conduct of the S. aureus Program and/or to the clinical development of the S. aureus Vaccines, including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and any other regulatory and clinical files with data pertaining to the foregoing. A complete list of the Excluded INDs is set forth on Schedule 1.1(f). Seller will provide a right of reference letter with respect to the Excluded INDs as reasonably requested by Buyer.

“Excluded Intellectual Property” means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the Seller Marks and all Seller patents and patent applications) other than the Purchased Intellectual Property, including the Intellectual Property set forth on Schedule 1.1(a).

“Excluded Products” means all rights, title and interest of Seller in and to, all products, treatments, therapies, or biopharmaceutical agents, other than the S. aureus Vaccines, antigens and other products, treatments, therapies or biopharmaceutical agents that comprise the S. aureus Program, whether now existing or hereafter developed or acquired by Seller (including NicVAX, all rights, title and interest in and to AltaStaph transferred by Seller pursuant to the Biologics APA, and, for the avoidance of doubt, the products set forth on Schedule 1.1(d)).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Tax Liability” has the meaning set forth in Section 2.4(f).

“Excluded Trials” means clinical investigations and trials, animal studies and preclinical tests and investigations relating to the Excluded Products and not relating to the S. aureus Program and/or any S. aureus Vaccines conducted by or on behalf of Seller (or its Affiliates), including those set forth on Schedule 1.1(a).

“Execution Date” means the date set forth in the Preamble.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Milestone” has the meaning set forth in Section 2.6(b)(i).

“First Milestone Payment” has the meaning set forth in Section 2.6(b)(i).

“Fourth Milestone” has the meaning set forth in Section 2.6(b)(iv).

“Fourth Milestone Payment” has the meaning set forth in Section 2.6(b)(iv).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Grant-Back License” has the meaning set forth in Section 6.8(c).

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental, Safety and Health Law, including petroleum or petroleum products (including crude oil) and any derivative or by-product thereof, natural gas, synthetic gas and any mixture thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs) or lead, and for the avoidance of doubt, excluding radio frequencies.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“INDs” means investigational new drug applications, including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and any other regulatory and clinical files with data pertaining to the foregoing owned or Controlled or in the possession of Seller as of the Execution Date and/or the Effective Time, including any and all information, data, know-how, formulations, assays, good will, or intellectual property (except for the Excluded INDs) contained therein, including the investigational new drug applications identified on Schedule 1.1(e).

“Indemnified Party” has the meaning set forth in Section 10.6(a).

“Indemnifying Party” has the meaning set forth in Section 10.6(a).

“Intellectual Property” means intellectual property rights, including Trademarks, copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, know-how, confidential information, trade secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.

“Inventory” means Seller’s entire inventory of clinical and pre-clinical research-grade S. aureus Vaccines, including the inventory set forth on Schedule 1.1(c).

“IRS” means the Internal Revenue Service of the United States.

“Know-How” means the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a Patent.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(g) after reasonable inquiry.

“Law” means any federal, provincial, state, local or foreign law, statute, ordinance, order, code, permit, license, rule, regulation or other approval promulgated or issued by any Governmental Authority, including material FDA guidances, at any time relating and applicable to the subject item or topic, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority specifically with respect to Seller or any Purchased Assets or Assumed Liabilities.

“Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, fees, commitment, obligation or responsibility, including any products liability.

“License Agreement” has the meaning set forth in Section 6.8(b).

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations, damages, fines, fees, penalties, and interest obligations, (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Material Adverse Effect” [***].

“Milestones” has the meaning set forth in Section 2.6(b)(iv).

“[***]” has the meaning set forth in Section 2.7(d)(ii).

“Milestone Notice” has the meaning set forth in Section 2.7(a).

“Milestone Payments” has the meaning set forth in Section 2.6(b)(iv).

“NicVAX” means NicVAX® (Nicotine Conjugate Vaccine), Seller’s proprietary investigational vaccine designed as an aid to smoking cessation and long term abstinence, as well as an aid to prevent relapses of a treated smoker.

“Other Agreements” means, collectively, the Assignment of Purchased Intellectual Property, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Right of Reference Letter, the License Agreement and the Grant-Back License.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means United States and non-United States patents, patent applications, patent disclosures, invention disclosures, supplementary protection certificates and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing).

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) all Encumbrances that would be reflected in title insurance policies with respect to any Site as of the Execution Date, (d) Encumbrances listed on Schedule 1.1(k), and (e) all other Encumbrances that would not have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“Phase I Trial” means the Program Trial referred to as “NABI 6801” as further detailed on Schedule 1.1(j).

“Prime Rate” means the rate of interest that Fortis Bank, Belgium lists as its prime lending rate on the last day of the applicable calendar quarter, or if such rate is not available, the prime lending rate listed in the New York City, USA version of The Wall Street Journal.

“Proceedings” means any claim, Action, or other proceeding, including product liability claims.

“Program Know-How” means the Know-How owned or Controlled by Seller (and its Affiliates) and that is related to or arising from the S. aureus Program and/or S. aureus Vaccines including methods to produce S. aureus Vaccines, rEPA, cell culture technologies, media and polysaccharide purification.

“Program Mark(s)” means the Trademarks registered with the PTO or other equivalent Governmental Authority, which are utilized by Seller to identify S. aureus Vaccines, each as set forth on Schedule 1.1(h) and all common law rights, applications and registrations therefor, and all goodwill associated therewith, but excluding the Seller Marks.

“Program Materials” means all (a) clinical samples, including human sera drawn from clinical trial subjects, collected in Program Trials, (b) all pre-clinical samples or biological materials collected or obtained specifically for use in the S. aureus Program, (c) laboratory reagents or supplies collected or obtained specifically for use in the S. aureus Program, and (d) any other biological, chemical or other materials, compositions of matter, articles of manufacture and assays used by or on behalf of Seller (or its Affiliates) in connection with the S. aureus Program and/or any of the S. aureus Vaccines, in each such category to the extent owned, in the possession of, Controlled or used by or on behalf of Seller (or its Affiliates) in connection with the S. aureus Program and/or any of the S. aureus Vaccines, including such materials described on Schedule 1.1(p), but excludes the Retained Program Materials.

“Program Patents” means all Patents owned or Controlled by Seller (and its Affiliates) and that are related to or arising from the S. aureus Program and/or S. aureus Vaccines, including those Patents set forth on Schedule 1.1(i).

“Program Records” all books, documents, data, regulatory files, correspondence, research, laboratory notebooks, manufacturing records, complaint records, study protocols, investigator brochures, adverse event information, and all other records and information (in paper, electronic or other form) relating to the Purchased Assets and Assumed Liabilities, including all data relating to or arising from the Program Trials; provided, however, that (a) Seller may retain: (i) a copy of any such books, documents and records to the extent required by Law or necessary for Tax, accounting or pending litigation purposes, including original copies to the extent required by Law and (ii) a copy of any such books, documents and records to the extent such books and records do not relate exclusively to S. aureus Vaccines or the S. aureus Program and are reasonably necessary for Seller in connection with the Excluded Assets or Excluded Liabilities; which copies retained under subsection (i) and (ii) shall be defined as “Retained Information” and deemed to be Buyer Confidential Information subject to Seller’s right to use such books and record solely for the aforementioned purposes; (b) all books, documents, records and files prepared in connection with the Transactions, including bids received from Third Parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets and the Assumed Liabilities shall be Excluded Assets provided Seller shall furnish a copy to Buyer (as Seller Confidential Information) of any such records that are reasonably necessary in connection with the Purchased Assets and Assumed Liabilities; (c) any books, documents, correspondence and records of Seller that Seller reasonably determines, upon the advice of counsel, are attorney work product, attorney-client communications or other items protected by privilege immediately prior to the Effective Time shall be excluded from this definition of “Program Records” and shall be retained by Seller and (d) Seller shall be entitled to redact from any Program Records any information that was not used in and does not otherwise relate to any S. aureus Vaccines and/or the S. aureus Program.

[***]

“Program Trials” means clinical investigations and trials, animal studies and preclinical tests and investigations relating to the S. aureus Program and/or any S. aureus Vaccines conducted by or on behalf of Seller (or its Affiliates), including those set forth on Schedule 1.1(j), but excluding, for the avoidance of doubt, the Excluded Trials.

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” means, collectively, all right, title and interest of Seller in and to the Assigned Contracts (subject to Section 2.5), Inventory, Program Materials, Registrations, Applicable Permits, Program Records, Purchased Intellectual Property, all goodwill relating to the Purchased Assets, all rights in and to all warranties, guarantees and indemnities with respect to claims asserted relating to the Purchased Assets or Assumed Liabilities and, except as provided in Section 2.2, all rights, claims or causes of action of Seller, except for claims asserted prior to the Effective Time relating to any Purchased Asset, whether known or unknown, contingent or noncontingent.

“Purchased Intellectual Property” means the Domain Names, Program Patents, Program Know-How and Program Marks, but excluding, for the avoidance of doubt, the Excluded Intellectual Property.

“Registration Transfer Letters” means the Buyer Registration Transfer Letter and the Seller Registration Transfer Letter.

“Registrations” means all regulatory approvals, authorizations, approvals licenses, applications, agreements, permits, INDs and other permissions held or filed by Seller, including all applications therefor, that relate to or arise from the S. aureus Program, including those set forth on Schedule 1.1(m).

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Retained Information” has the meaning set forth in the definition of Program Records.

“Retained IP” means, the Purchased Intellectual Property described on Schedule 6.8(b) which are not exclusive to the Purchase Assets or conduct of the S. aureus Program and necessary for Seller in connection with the Excluded Assets which will be retained by Seller and not be transferred to Buyer upon consummation of the Transactions but subject to a license to Buyer pursuant to the License Agreement.

“Retained Program Materials” means, the Program Materials described on Schedule 1.1(s) which are not exclusive to the Purchase Assets or conduct of the S. aureus Program and necessary for Seller in connection with the Excluded Assets which will be retained by Seller and not be transferred to Buyer upon consummation of the Transactions.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.

“Right of Reference Letter” means the Right of Reference Letter or Letters, dated as of the Closing Date, executed by Buyer and in a form to be negotiated in good faith and mutually agreed by the Parties between the Execution Date and the Closing Date, providing Seller with certain FDA rights of reference from and after the Closing with respect to the materials described on Schedule 1.1(q).

“[***] Agreement” means the [***].

“S. aureus Program Antigens” has the meaning set forth in Section 4.4(b).

“S. aureus Program” has the meaning set forth in the Recitals.

“S. aureus Vaccines” means the products and antigens set forth on Schedule 1.1(n).

“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.

“Second Milestone” has the meaning set forth in Section 2.6(b)(ii).

“Second Milestone Payment” has the meaning set forth in Section 2.6(b)(ii).

“Securities Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Account” means a bank account in the United States to be designated by Seller in a written notice to Buyer at least three (3) Business Days before the Closing or following the Closing any such other bank account as may be designated in writing by Seller to Buyer.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Seller Marks” means the Trademarks, housemarks, tradenames, and trade dress owned, Controlled or used by Seller, whether or not registered, that are set forth on Schedule 1.1(o).

“Seller Registration Transfer Letter” means a Seller Registration Transfer Letter in a form to be negotiated in good faith and mutually agreed by the Parties between the Execution Date and the Closing Date.

“Site” means any real property owned, leased or operated by Seller and used in connection with the S. aureus Program, including all soil, subsoil, surface waters and groundwater thereat.

“Straddle Period” has the meaning set forth in Section 2.4(f).

“Successful Completion of the Technology Transfer” has the meaning set forth on Exhibit 2.6(b).

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, or withholding taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Third Milestone” has the meaning set forth in Section 2.6(b)(iii).

“Third Milestone Payment” has the meaning set forth in Section 2.6(b)(iii).

“Third Party” means any Person other than Seller or Buyer (or their respective Affiliates).

“Third-Party Claim” has the meaning set forth in Section 10.6(a).

“Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, identifying designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement and the Other Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transition Contracts” means, the Assigned Contracts identified Schedule 1.1(l) which will be retained by Seller for the term of the Transition Services Agreement solely for the purpose of facilitating Seller’s performance of its obligations under the Transition Services Agreement and, as provided in the Transition Services Agreement, shall be assigned to Buyer effective upon completion of such performance.

“Transition Services Agreement” has the meaning set forth in Section 6.8(a).

“TSA Liabilities” has the meaning set forth in Section 2.3(b).

1.2 Other Definitional Provisions.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement or the Disclosure Schedule, as applicable, unless otherwise indicated.

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including the Exhibits and Schedules, and not to any particular provision of this Agreement.

(c) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d) Words of one gender include the other gender.

(e) References to a Person are also to its successors and permitted assigns.

(f) The term “dollars” and “$” means United States dollars.

(g) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

(h) The phrase “delivered to Buyer” means either delivery to Buyer in paper or electronic form.

(i) References herein to an agreement, law or regulation include such agreement, law or regulation as amended, restated, supplemented, or otherwise modified from time to time unless otherwise specified.

(j) The phrase “arising after the Effective Time” and phrases of similar import mean “in respect of facts, circumstances or events occurring after the Effective Time” and the phrase “arising prior to the Effective Time” and phrases of similar import mean “in respect of facts, circumstances or events occurring prior to the Effective Time.”

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to Seller by Buyer, Seller will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances other than the Permitted Encumbrances, and Buyer will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets.

2.2 Excluded Assets. The Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering or assigning to Buyer any rights whatsoever to the Excluded Assets, and Buyer is not purchasing, taking delivery of or acquiring from or through Seller any rights whatsoever in or to the Excluded Assets from Seller. Without limiting the foregoing, Buyer expressly acknowledges it is not acquiring any rights whatsoever to the following:

(a) all Excluded Assets;

(b) any refund or credit of Taxes attributable to any Excluded Tax Liability;

(c) all rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

(d) all rights of Seller or any of its Affiliates under this Agreement and the Other Agreements; and

(e) all rights, claims and credits of Seller or any of its Affiliates arising under, in connection with, or relating to the Biologics APA and [***]Agreement.

2.3 Assumed Liabilities. As of the Effective Time, on the terms and subject to the conditions hereof and as additional consideration for the Purchased Assets, Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, any and all Liabilities arising out of or related to the Liabilities set forth below or described in Schedule 2.3 hereto (collectively, the “Assumed Liabilities”):

(a) any Liability arising after the Effective Time as a result of Buyer’s action or inaction under any Assigned Contract, including any such Liability under any Assigned Contract which was entered into by Seller after the Execution Date in compliance with the terms of Section 6.3;

(b) the Liabilities set forth on Schedule 2.3 (which Schedule may be updated consistent with Exhibit 6.8(a) by mutual agreement of the Parties on or prior to Closing) relating to the Transition Services Agreement that have been incurred by Seller beginning on [***] (“TSA Liabilities”) and, with respect to TSA Liabilities owed to Seller, will be invoiced to Buyer and paid to Seller in accordance with the Transition Services Agreement;

(c) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the S. aureus Vaccines or the S. aureus Program (including the Program Trials) after the Effective Time (including all Proceedings relating to any such Liabilities) but only and to the extent the cause of action giving rise to the Liability arose after the Effective Time;

(d) all Liabilities arising out of or relating to the ownership of the Registrations, including the responsibility for all product complaints, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections with respect to the S. aureus Vaccines or the S. aureus Program after the Effective Time but only and to the extent the cause of action giving rise to the Liability arose after the Effective Time;

(e) all Liabilities for Taxes arising out of or relating to, directly or indirectly, the Purchased Assets, or the ownership, sale or lease of any of the Purchased Assets, other than the Excluded Tax Liabilities; and

(f) except to the extent specifically provided in Section 2.4, any and all other Liabilities, obligations and commitments, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Purchased Assets, or the ownership, sale or lease of any of the Purchased Assets, or the development, testing, marketing, sale or distribution of S. aureus Vaccines, or the conduct of the S. aureus Program, but in each case only to the extent the cause of action giving rise to the Liability arose after the Effective Time.

2.4 Excluded Liabilities. Seller shall retain and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, the following Liabilities (collectively, the “Excluded Liabilities”):

(a) any Liabilities relating to or arising out of the Excluded Assets;

(b) Seller’s obligations under this Agreement or the Other Agreements;

(c) any Liability of Seller or any of its Affiliates for the Accounts Payable, except as provided in Section 2.3(b) above or the Transition Services Agreement with respect to the TSA Liabilities;

(d) except to the extent set forth in Section 2.3(c), all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the S. aureus Vaccines or the S. aureus Program (including the Program Trials) prior to the Effective Time (including all Proceedings relating to any such Liabilities) and after the Effective Time (including all Proceedings relating to any such Liabilities) but only and to the extent the cause of action giving rise to the Liability arose before the Effective Time;

(e) except to the extent set forth in Section 2.3(d), all Liabilities arising out of or relating to the ownership of the Registrations, including the responsibility for all product complaints, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections with respect to the S. aureus Vaccines or the S. aureus Program prior to the Effective Time and after the Effective Time (including all Proceedings relating to any such Liabilities) but only and to the extent the cause of action giving rise to the Liability arose before the Effective Time;

(f) any “Excluded Tax Liability” which shall be any Tax payable with respect to any business, asset, property or operation of Seller or any member of any affiliated group of which Seller is a member (including any Taxes relating to or arising out of the ownership or operation of the Purchased Assets) relating to any Tax period prior to the Effective Time, other than any Tax for which Buyer is responsible pursuant to Section 8.7 (provided, that notwithstanding Section 8.7, Buyer shall not assume any Liability for transfer Taxes to the extent such transfer Tax is measured by gain realized by Seller from the sale of the Purchased Assets) and, for this purpose, in the case of a taxable period that begins before and ends after the Effective Time (a “Straddle Period”), (i) any Tax that is based on income, revenue, sales, payments or wages shall be allocated between the portion of the Straddle Period that occurs on or before the Effective Time and the remainder of the Straddle Period, as if based on a closing of the books as of the Effective Time, (ii) and any other Tax shall be allocated in proportion to the number of the days of the Straddle Period ending before and after the Effective Time;

(g) any Liabilities arising out of or relating to employment, compensation or benefits (including severance) for the present or past employees of the Seller for all employment by the Seller relating to the Purchased Asset or S. aureus Program;

(h) any Liability arising out of or relating to Seller’s broker/advisor, [***];

(i) any Liability arising out of or relating to any Environmental Claim;

(j) all Liabilities arising out of or relating to the Assigned Contracts prior to the Effective Time and after the Effective Time (including all Proceedings relating to any such Liabilities) but only and to the extent the cause of action giving rise to the Liability arose before the Effective Time, other than Liability arising out of or relating to the Transition Contracts which shall be governed as provided in the Transition Services Agreement;

(k) all Liabilities arising out of or relating to the Transition Contracts which shall be governed as provided in the Transition Services Agreement; and

(l) except to the extent specifically provided in Section 2.3, any and all other Liabilities, obligations and commitments, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Purchased Assets, or the ownership, sale or lease of any of the Purchased Assets, or the development, testing, marketing, sale or distribution of S. aureus Vaccines, or the conduct of the S. aureus Program, but in each case only to the extent arising prior to the Effective Time and after the Effective Time to the extent the cause of action giving rise to the Liability arose before the Effective Time.

2.5 Consent of Third Parties. As of the Effective Time, Seller shall assign to Buyer, and Buyer will assume, the Assigned Contracts to the extent provided in this Agreement, in each case to the extent permitted by, and in accordance with, applicable Law. Schedule 2.5 sets forth a complete list of all Assigned Contracts that require Third Party consent prior to assignment. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other Third Party that has not been obtained prior to the Effective Time, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract if an attempted assignment or license, etc. without any such consent would constitute a breach or violation thereof. In order, however, to seek to provide Buyer the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence: (i) as soon as practicable after the Closing, Seller shall use its commercially reasonable efforts to obtain any remaining necessary consents to the assignment of the Assigned Contracts and Buyer shall cooperate in all reasonable respects; [***]; and (ii) until the earliest of: (A) the date on which all such consents are obtained, or (B) the date on which all such Assigned Contracts expire pursuant to their terms, [***]. In connection with this Section 2.5, if reasonably requested by Buyer, Seller shall use commercially reasonable efforts to seek to enforce for the benefit of Buyer all reasonable claims or rights of Seller arising under the applicable Assigned Contracts. Upon assignment to Buyer, Buyer shall perform and comply with, at Buyer’s cost, all of Seller’s obligations under the Assigned Contracts as if Buyer were Seller thereunder, subject to the other applicable terms and conditions of this Agreement.

2.6 Purchase Price. In addition to any other amounts due hereunder, in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets under ARTICLE II, Buyer shall, upon the Closing, assume the Assumed Liabilities and pay to Seller, by wire transfer of immediately available funds in U.S. dollars directly to the Seller Account, at the Closing or when due, the following (subject to the adjustments set forth in this Section 2.6, the “Purchase Price”):

(a) Up-Front Payment. A nonrefundable up-front payment of Twenty Million Dollars ($20,000,000) payable at Closing (the “Closing Payment”).

(b) Milestone Payments. The following one-time nonrefundable Milestone Payments:

(i) Five Million Dollars ($5,000,000) (the “First Milestone Payment”) payable upon the Enrollment of the First Patient in the Phase I Trial (the “First Milestone”);

(ii) Five Million Dollars ($5,000,000) (the “Second Milestone Payment”) payable upon the Completion of the Phase I Trial in accordance with its protocol (the “Second Milestone”);

(iii) Eight Million Dollars ($8,000,000) (the “Third Milestone Payment”) payable upon the Delivery to Buyer from, or on behalf of, Seller of [***] as mutually agreed and pursuant to the specifications set forth in the Transition Services Agreement (the “Third Milestone”); and

(iv) Eight Million Dollars ($8,000,000) (the “Fourth Milestone Payment” and together with the First Milestone Payment, Second Milestone Payment and Third Milestone Payment, the “Milestone Payments”) payable upon the Successful Completion of the Technology Transfer of Program Know-How from Seller to Buyer as contemplated by the Transition Services Agreement (the “Fourth Milestone” and together with the First Milestone, Second Milestone and Third Milestone, the “Milestones”).

Exhibit 2.6(b) sets forth the agreed definitions of the following terms relating to the Milestones: “Enrollment of the First Patient”, “Completion of the Phase I Trial”; “Delivery”, and “Successful Completion of the Technology Transfer”.

(c) No Withholding Taxes. All payments of Purchase Price by Buyer to Seller shall be free from, and shall not be reduced by, any Tax imposed by any foreign Governmental Authority. In the event that any such Tax is imposed upon, or otherwise reduces, any such payment, Buyer shall “gross up” such payment by paying to Seller additional Purchase Price in such amount so that Seller receives the same amount of Purchase Price, net of such Tax, as Seller would have received if no such Tax had been imposed.

2.7 Milestone Payments.

(a) Notice. Seller shall notify Buyer in writing as promptly as possible, but in no event later than three (3) days, following the first successful completion (consistent with the definitions set forth on Exhibit 2.6(b)) of any of the Milestones (each, a “Milestone Notice”).

(b) Payments; Methodology. The Milestone Payments shall each be payable only once and shall be due [***] after delivery of the applicable Milestone Notice (which shall include reference to this Agreement and the amount of the requested Milestone Payment), provided there is no good faith dispute as to whether such Milestone has indeed been successfully completed. If, following the delivery of a Milestone Notice, Buyer has a good faith belief that an applicable Milestone has not been successfully completed, Buyer shall notify Seller in writing of such belief within such [***] period (a “Dispute Notice”) and shall set forth in the Dispute Notice in reasonable detail the reasons for Buyer’s belief. Any dispute with respect to whether a Milestone has been successfully completed shall be resolved in accordance with Section 2.7(e). To the extent Buyer does not submit a Dispute Notice within [***] following the delivery of a Milestone Notice, the applicable Milestone shall be deemed to be undisputed. All Milestone Payments shall be made by wire transfer of immediately available funds in U.S. Dollars directly to the Seller Account. Any undisputed Milestone Payments which are not paid by the date such payments are due under this Agreement shall bear interest at the Prime Rate per annum from and after the date such payment is due until such Milestone Payment and all interest accrued thereon and all other amounts owed hereunder are paid. Such interest shall be calculated on the basis of a 360-day year and payable for the actual number of days elapsed. The payment of interest as provided above, shall not limit Seller from exercising other rights provided in this Agreement with respect to late payment.

(c) Diligence. Seller shall use its commercially reasonable efforts to achieve, satisfy and/or accomplish, as applicable, as quickly as is possible after the Closing the Milestones for so long as any Milestone remains unachieved and Buyer shall cooperate in all reasonable respects, and each Buyer and Seller shall use their commercially reasonable efforts to perform their respective obligations under the Transition Services Agreement. Buyer and Seller shall each perform all such obligations in accordance with applicable Laws.

(d) [***]

(e) Milestone Disputes. Any dispute regarding the successful completion of a Milestone or the occurrence or timing of a Milestone Acceleration Event shall be submitted in the first instance to the President and CEO of Seller and the President of GSK Biologicals for Buyer. If the dispute cannot be resolved by the designated individuals within thirty (30) days after such submission, the dispute shall be submitted for binding arbitration pursuant to the rules of the American Arbitration Association. One arbitrator with relevant industry experience shall be jointly selected by the Parties. The arbitration shall be held in New York City and the arbitrator shall decide the dispute in accordance with the law governing this Agreement. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements, and/or the fees and costs of the arbitrator.

2.8 Risk of Loss. Until physical transfer of the Purchased Assets to Buyer has taken place as provided for under Section 3.3(b), any loss of or damage to the Purchased Assets from fire, flood, casualty or any other occurrence shall be the sole responsibility of the Seller. As of the Effective Time, title to the Purchased Assets shall be transferred to Buyer. After physical transfer of the Purchased Assets to Buyer has taken place as provided for under Section 3.3(b), except as otherwise provided under the Transition Services Agreement, Buyer shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

ARTICLE III

CLOSING

3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be specified by the Parties, such date (the “Closing Date”) to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in at the offices of Hogan & Hartson LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. The Closing shall be deemed to have occurred at 12:01 a.m. Washington, DC time on the Closing Date (the “Effective Time”).

3.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Seller’s Actions and Deliveries. Seller shall deliver or cause to be delivered to Buyer:

(i) executed counterparts of each of the Other Agreements to which it is a party;

(ii) all such filings and submissions of Seller to the FDA or any other Governmental Authority, duly executed by Seller, as are necessary to transfer the rights to the Registrations from Seller to Buyer, to the extent so transferable, including the Seller Registration Transfer Letter;

(iii) duly executed copies of all material consents set forth on Schedule 3.2(a)(iii);

(iv) a certificate of a duly authorized officer of Seller certifying as to the matters set forth in Sections 7.2(a) and 7.2(b);

(v) complete and accurate copies of the following documents:

(A) a certificate of existence or good standing of Seller from its state of incorporation, as of a date reasonably close to the Closing Date;

(B) minutes or resolutions of the Board of Directors of Seller reflecting the authorization of the execution and delivery by Seller of this Agreement and all instruments and documents to be delivered by Seller in connection herewith, and the consummation by Seller of the Transactions, certified by the Secretary of Seller;

(C) a certificate from the Secretary of Seller as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement; and

(vi) such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

(b) Buyer’s Actions and Deliveries. Buyer shall deliver or cause to be delivered to Seller:

(i) the Closing Payment in full by wire transfer of immediately available funds directly to the Seller Account;

(ii) executed counterparts of each of the Other Agreements to which it is a party;

(iii) all such filings and submissions of Buyer to the FDA or any other Governmental Authority, duly executed by Buyer, as are necessary in connection with the transfer of the rights to the Registrations from Seller to Buyer, to the extent so transferable, including the Buyer Registration Transfer Letter;

(iv) all such filings and submissions of Buyer, duly executed by Buyer, as are necessary in connection with the transfer of any Assigned Contract to which a Governmental Authority is party from Seller to Buyer, including any documents or instruments as may be required or reasonably requested under Section 6.1;

(v) a certificate of a duly authorized officer of Buyer certifying as to the matters set forth in Sections 7.3(a) and (b); and

(vi) complete and accurate copies of the following documents:

(A) a certificate of existence or good standing of Buyer from its state or jurisdiction of incorporation or organization, as of a date reasonably close to the Closing Date; and

(B) a certificate from the Secretary of Buyer as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement; and

(vii) such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

3.3 Transfer of Purchased Assets.

(a) In addition to Seller’s obligations under the Transition Services Agreement, Seller shall use its commercially reasonable efforts to, as quickly as is possible after the Closing Date, but within ninety (90) days after the Closing Date (the “Asset Transfer Period”) (which period may be extended by the mutual agreement of the Parties), transfer to Buyer the Inventory, the Program Materials, and copies of the Program Records.

(b) While title to the Purchased Assets will pass to Buyer at the Effective Time, the physical transfer of the Purchased Assets will take place during the Asset Transfer Period except as provided in the Transition Services Agreement.

(c) [***] will be responsible for all reasonable Third Party costs in connection with the physical transfer the Purchased Assets (including compliance costs associated with any export control laws or regulations and any required governmental authorizations) to [***] chosen destination during the Asset Transfer Period. [***] will also be responsible for all fees related to the recordation and perfection of the assignment of the Purchased Assets as contemplated hereby, including all costs and fees imposed by Governmental Authorities, including filing, legalization and recordation fees in connection with the Assignment of Purchased Intellectual Property and the Registration Transfer Letters. [***] shall be responsible for its own ministerial cost associated with the Assignment of Purchased Intellectual Property and the Registration Transfer Letters such as postage and courier costs.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, which shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV, Seller hereby represents and warrants to Buyer as of the date hereof as follows:

4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate, as applicable, the Purchased Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller is duly qualified to do business as a foreign corporation in all the states, provinces and jurisdictions in which such qualification is necessary because of the ownership or use of the Purchased Assets, or otherwise.

4.2 Due Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller and, to the extent required by applicable Law, contract or its stockholders.

4.3 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Seller (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller, (b) assuming all of the consents, approvals, authorizations and permits described in Section 4.9 have been obtained and all the filings and notifications described in Section 4.9 have been made and any waiting periods thereunder have terminated or expired, will not conflict with any Law applicable to Seller, and (c) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Seller or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Seller is a party or by which Seller is bound or to which any of its Assets is subject. This Agreement and the Other Agreements have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights, generally (the “Equitable Exceptions”).

4.4 Title and Sufficiency of Assets Other Than Purchased Intellectual Property.

(a) Seller owns, leases, licenses or has the right to use the Purchased Assets, and has the right to sell and transfer to Buyer the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, and upon the consummation of the Transactions, Buyer shall acquire good and marketable title to, and all right, title and interest of Seller in and to the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances; provided, however, that this Section 4.4 does not apply to Purchased Intellectual Property, which is governed by Section 4.6. For the avoidance of doubt, Seller has all rights, title and interest to the Program Materials and upon the consummation of the Transactions, Buyer shall acquire good and marketable title to, and all right, title and interest of Seller in and to the Program Materials, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Schedule 4.4(b) identifies and sets forth each of the antigens, proteins, chemical compounds or other materials researched, developed, used or manufactured by or on behalf of Seller in the S. aureus Program at any time during the five (5) year period preceding the Closing Date (the “S. aureus Program Antigens”).

(c) Except as set forth in Schedule 4.4(c), the Purchased Assets constitute all the Assets used by Seller to conduct the S. aureus Program as currently conducted by Seller (not accounting for Corporate Assets), including without limitation, Seller’s research, development, use and manufacture of each of the S. aureus Program Antigens in new human vaccines for S. aureus; provided, however, that this Section 4.4 does not apply to Purchased Intellectual Property, which is governed by Section 4.6.

4.5 Inventory. The Inventory (i) was manufactured in accordance with all applicable Laws and the Specifications set forth in Schedule 4.5, (ii) was received, stored, handled and processed in accordance with the Specifications, (iii) meets the Specifications, and (iv) is free and clear of Encumbrances other than the Permitted Encumbrances.

4.6 Intellectual Property.

(a) Except as provided in Schedule 4.6(a), Seller owns and possesses valid right, title and interest in and to the Purchased Intellectual Property and has the right to transfer such Purchased Intellectual Property free and clear of any Encumbrances or other restrictions other than Permitted Encumbrances.

(b) Except as set forth in Schedule 4.6(b), to Seller’s Knowledge (i) none of the Purchased Intellectual Property has been or is the subject of (A) any pending adverse judgment, opposition, injunction, order, decree or agreement restricting (x) Seller’s use of such Purchased Intellectual Property in connection with S. aureus Program or (y) assignment, transfer or license of such Purchased Intellectual Property by Seller, or (B) any litigation threatened against Seller or claim of infringement made in writing to Seller or any pending litigation to which Seller is a party and (ii) there is no unauthorized use, infringement or misappropriation of any of the Purchased Intellectual Property by any Third Party and Seller has not sent any Person any claim, demand or notice asserting infringement of any Purchased Intellectual Property.

(c) Except as set forth in Schedule 4.6(c), (i) Seller has not nor has any of its Affiliates granted any licenses to the Purchased Intellectual Property to any Third Parties, (ii) neither Seller nor any of its Affiliates is a party to any agreements with Third Parties that limit or restrict the use of the Purchased Intellectual Property, and (iii) no royalties are paid or payable by Seller or any of its Affiliates on or with respect to any of the Purchased Intellectual Property.

(d) All issuance, renewal, maintenance and other payments that are or have become due with respect to the Purchased Intellectual Property have been timely paid by or on behalf of Seller, and Schedule 4.6(d) sets forth all such payments that are due within ninety (90) days after the Execution Date.

(e) Schedule 4.6(e) sets forth a complete list of all the Purchased Intellectual Property which is owned by a Third-Party and being transferred to Buyer pursuant to an Assigned Contract. Except as set forth in Schedule 2.5, no consent is required from such Third-Party to effect the transfer of such Assigned Contract from Seller to Buyer upon the consummation of the Transactions.

(f) Except as set forth in Schedule 4.6(f), no present or former employee or consultant of Seller and no other person owns or has any proprietary or financial interest, direct or indirect, in the Purchased Intellectual Property.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Seller has taken reasonable measures to maintain in confidence all Program Know-How and (ii) each Seller employee with access to confidential or proprietary information related to the Purchased Assets is subject to a written obligation to maintain the confidentiality of his or her work product and of any confidential or proprietary information related to the Purchased Assets obtained in the course of such employee’s employment with Seller.

(h) Seller has not received any written notice or any declared or threatened inventorship challenges or interferences with respect to any Purchased Intellectual Property.

(i) Except as set forth in Schedule 4.6(f), the Program Patents constitute all the Patents owned, licensed or Controlled by Seller and used by or behalf of Seller to conduct the S. aureus Program. Schedule 1.1(i) sets forth a true and complete list of all Program Patents.

(j) To Seller’s Knowledge, the Program Know-How constitutes all the Know-How owned, licensed or Controlled by Seller and used by or behalf of Seller to conduct the S. aureus Program. For the avoidance of doubt, there is no Know-How owned, licensed or Controlled by any Seller Affiliate that is used by or behalf of Seller to conduct the S. aureus Program.

(k) Except for the Seller Marks, the Program Marks constitute all the Trademarks used by Seller to conduct the S. aureus Program. Schedule 1.1(h) sets forth a true and complete list of all Program Marks.

(l) The Domain Names constitute all the domain name registrations and applications used by Seller to conduct the S. aureus Program.

4.7 Program Records; Program Materials; Applicable Permits.

(a) The Program Records have been maintained in accordance with applicable Laws, including, good clinical practices, good laboratory practices and good manufacturing practices, all as specified pursuant to the United States Code of Federal Regulations in effect when the applicable Program Records were created.

(b) Except as would not render them unusable in the S. aureus Program as presently conducted or contemplated hereunder, the Program Materials have been processed, handled and maintained in accordance with their respective specifications (to the extent applicable) and all applicable Laws, including good clinical practices, good laboratory practices and good manufacturing practices, all as specified pursuant to the United States Code of Federal Regulations, in each case as in effect when the applicable Program Material was initially received, processed or manufactured.

(c) Schedule 1.1(m) sets forth a true and complete list of all Applicable Permits. Each Applicable Permit is in full force and effect. All issuance, renewal, maintenance and other payments that are or have become due with respect to each Applicable Permit has been timely paid by or on behalf of Seller. Seller is the sole and exclusive owner of the Applicable Permits. To the Knowledge of Seller, no suspension or cancellation of any Applicable Permit is threatened and Seller has no Knowledge that any Applicable Permit will not be renewable upon expiration.

4.8 Litigation. There is no claim, Action, or Proceeding, including product liability claims pending or, to Seller’s Knowledge, threatened, and, to Seller’s Knowledge, there is no claim, governmental investigation or administrative Action pending or, to Seller’s Knowledge threatened, as to Seller or any Third Party related to the Purchased Assets or the Transactions, which would reasonably be expected to prevent the consummation by Seller of the Transactions; provided, however, the Parties acknowledge and agree that, for all purposes of this Agreement, no Party makes any representation or warranty regarding the existence of a pending or threatened Action under Antitrust Laws related to the Transactions or regarding the effect of the Antitrust Laws on such Party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transactions as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the Transactions.

4.9 Consents. Except for any requisite filings under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the waiting periods thereunder, if applicable, and all of the filings and other actions contemplated set forth on Schedule 4.9 (including the filings contemplated by Sections 3.2(a)(ii) and 3.2(b)(iii)-(iv)), any applicable filings required under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Exchange, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority or Seller shareholder, is required by Seller for Seller to consummate the Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 Taxes.

(a) Seller has filed all Tax Returns required to be filed with respect to the Purchased Assets as of the date hereof, all such Tax Returns are correct and complete in all material respects, and all Taxes owed by Seller with respect to the Purchased Assets have been paid or will be timely paid when due. There are no material liens for Taxes (other than Permitted Encumbrances) on the Purchased Assets. Seller has withheld all Taxes with respect to the Purchased Assets required to have been withheld under applicable Laws and has paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid to any employee, independent contractor, creditor or other Third Party with respect to the Purchased Assets. No Action for the assessment or collection of Taxes of Seller with respect to the Purchased Assets is pending or has been threatened in writing and no written claim or deficiency against Seller for the assessment or collection of any Taxes with respect to the Purchased Assets has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(b) Seller has established, in accordance with GAAP, adequate reserves for the timely payment of all Taxes owed by Seller with respect to the Purchased Assets.

4.11 Environmental, Safety and Health.

(a) The Purchased Assets and Seller’s ownership or use of the Purchased Assets do not violate, or give rise to any material liability under, any applicable Environmental, Safety and Health Laws.

(b) Seller has obtained all material permits required under Environmental, Safety and Health Laws that are necessary to use the Purchased Assets as currently used. A true and complete list of all such permits is attached as Schedule 4.11.

(c) There are no pending or, to Seller’s Knowledge, threatened Environmental Claims against Seller, and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to form the basis of an Environmental Claim against Seller, except as would not reasonably be expected to have a Material Adverse Effect.

4.12 Compliance with Laws.

(a) Seller is in compliance with all applicable Laws relating to the Purchased Assets and conduct of the S. aureus Program (including the Program Trial), including without limitation, any applicable security and privacy standard regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder, or any applicable state privacy, data security, and data security breach notification laws.

(b) Seller has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions, decrees, laws, regulations, guidance or guidelines with respect to its conduct of the S. aureus Program.

4.13 Regulatory Matters.

(a) Schedules 1.1(e) and 1.1(m) sets forth a true and complete list of all Registrations associated with the S. aureus Program and all such Registrations are in full force and effect. Seller is the sole and exclusive owner of the Registrations. To the knowledge of Seller, no suspension or cancellation of any Registration is threatened and there is no basis for believing that such Registration will not be renewable upon expiration. Each such Registration will continue in full force and effect immediately following the Closing.

(b) Except as is set forth on Schedule 4.13(b), Seller has filed with the FDA all required notices, supplemental applications, clinical study reports (CSRs) and annual, progress or other reports with respect to each Registration related to the manufacture, testing, or study of S. aureus Vaccines, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Seller has not received any written (including for the avoidance of doubt via e-mail or fax) or, to Seller’s Knowledge, other notice of any Actions or Proceedings (including those from a Governmental Authority) alleging that any of the Purchased Assets or the ownership, manufacturing, operation, storage, warehousing, packaging, handling, and/or testing thereof is in violation of any applicable Law and such violation has not been remedied, except for such violations that would not reasonably be expected to have a Material Adverse Effect.

(d) Seller has not received any written (including for the avoidance of doubt via e-mail or fax) notice or, to Seller’s Knowledge, other notice that any Governmental Authority has initiated, or threatened to initiate, any action to recall, suspend or otherwise restrict the manufacture, sale, or distribution of any S. aureus Vaccines. There are no pending or, to the knowledge of Seller, threatened Proceedings or requests for information, voluntary or involuntary market withdrawals, field corrective actions (including recalls), safety alerts, or other regulatory enforcement actions related to any S. aureus Vaccines. To the knowledge of Seller, no act, omission, event, or circumstance has occurred with respect to Seller that would reasonably be expected to give rise to any such action.

(e) Seller is not excluded or restricted in any manner from participation in, any government program related to drug and biological products or any government funded health care program and does not employ or use and has not at any time employed or used the services of any individual who is (or during the time when such person or entity was employed by or providing services to Buyer) debarred or otherwise excluded or restricted.

4.14 Program Trials. Except as is set forth on Schedule 4.14,

(a) all Program Trials have been, and if still pending, are being, conducted in compliance with all then-applicable Laws administered or issued by the FDA or any other applicable Governmental Authority;

(b) Seller has not received any written notice from the FDA or any other applicable Governmental Authority or any institutional review board requiring the termination, suspension, clinical hold, or material modification of any Program Trials;

(c) all animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for any S. aureus Vaccines have been, and if still pending, are being, conducted in compliance with all then-applicable Laws administered or issued by the FDA or any other applicable Governmental Authority;

(d) Schedule 1.1(j) sets forth a true and complete list of the Program Trials and Schedules 1.1(a) and 1.1(b) identify all the Contracts relating to the currently pending Program Trials;

(e) except for certain Intellectual Property rights reserved by the U.S. government under the Cooperative Research and Development Agreements identified in Schedule 1.1(b), Seller has reserved for itself all rights, title and interest to any and all Intellectual Property rights arising from the Program Trials which rights will be transferred to Buyer free and clear of all Encumbrances other than Permitted Encumbrances upon consummation of the Transactions.

4.15 Correspondence and Reports. Seller has delivered or made available to Buyer (by deposit into the online and/or physical data room maintained by Seller in connection with the Transactions) true, correct and complete copies of:

(a) all notices of inspectional observations, establishment inspection reports and any other documents relating to the S. aureus Program received by Seller from the FDA or any applicable Governmental Authority in the five (5) years preceding the Closing Date, that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other applicable Governmental Authority;

(b) all Seller correspondence to or from the FDA and each applicable Governmental Authority in the past five (5) years that relate to the S. aureus Program or would reasonably be expected to materially affect a S. aureus Vaccines;

(c) all minutes of meetings, all written reports of phone conversations, visits or other contact with the FDA or any applicable Governmental Authority, and all other written records, in each case, of Seller, relating to material contacts between Seller, its Affiliates or any of their representatives, on the one hand, and the FDA or any other applicable Governmental Authority, on the other hand, relating to the S. aureus Program;

(d) each annual report filed by Seller and its Affiliates with the FDA or any other applicable Governmental Authority with respect to any S. aureus Vaccines;

(e) each IND;

(f) all other material communications of Seller to or from the FDA or any other applicable Governmental Authority that relate to the S. aureus Program or would reasonably be expected to impact a S. aureus Vaccines; and

(g) Schedule 4.15(g), sets forth a true and complete list and details of all serious adverse event reports received by Seller in the five (5) years preceding the Closing Date that relate to the S. aureus Program and/or S. aureus Vaccines.

4.16 Contracts. Schedule 1.1(b) sets forth a true and complete list of all Assigned Contracts (and all amendments thereto). Seller has delivered or made available to Buyer (by deposit into the online and physical data room maintained by Seller in connection with the Transactions) true, correct and complete copies of all Assigned Contracts (including all amendments thereto). On the Closing Date, true and complete copies of all Assigned Contracts will have been delivered to Buyer, either physically or electronically. All Assigned Contracts are in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Seller has performed in all respects all obligations required to be performed by it to date under the Assigned Contracts, and it is not in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any Assigned Contract is in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.17 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for [***], is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

4.18 Insurance.

(a) Schedule 4.18 lists all of the insurance policies maintained by Seller that provide product liability insurance coverage in connection with the Purchased Assets or S. aureus Program (including the Program Trial), and for each indicates the insurer’s name, policy number, expiration date, amount and type of coverage, and whether such coverage is provided on an occurrence or claims-made basis. All such policies are in full force and effect. Seller is not in default under any provision contained in any such insurance policy relating to the Purchased Assets which would reasonably be expected to have a material adverse effect upon the ability of the insured to collect insurance proceeds relating to the Purchased Assets under such policy. No written notice of cancellation or non-renewal with respect to such policy has been received by Seller.

(b) Seller is insured against product liability in aggregate annual amounts of not less than those shown on Schedule 4.18. Seller has timely filed claims with insurers with respect to all product liability claims relating to the Purchased Assets for which Seller believes it has coverage, and no insurance provider with respect thereto has claimed any reservation of rights or denied coverage. Seller has not received any notification from any insurer regarding a product liability policy with respect to the Purchased Assets, requiring any action of Seller that has not been taken by Seller.

4.19 [***] Agreement [***]

4.20 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, NONE OF SELLER AND ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, PRODUCTS OR THE S. AUREUS PROGRAM, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE S. AUREUS PROGRAM BY BUYER AFTER THE CLOSING, (III) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCT CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER COUNTRY, OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE S. AUREUS VACCINES OR THE S. AUREUS PROGRAM AFTER THE CLOSING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

5.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Belgium. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Due Authorization. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Buyer and, to the extent required by Law, contract or otherwise, its stockholders.

5.3 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Buyer (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) assuming all of the consents, approvals, authorizations and permits described in Section 5.5 have been obtained and all the filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to Buyer and (c) do not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Buyer or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Buyer is a party or by which Buyer is bound or to which any of its Assets is subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent, approval, conflict, breach or default which would not prevent or delay consummation by Buyer of the Transactions. This Agreement and the Other Agreements have been duly executed and delivered by Buyer, and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by the Equitable Exceptions.

5.4 Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected to prevent or delay the consummation of the Transactions provided, however, the Parties acknowledge and agree that, for all purposes of this Agreement, no Party makes any representation or warranty regarding the existence of a pending or threatened Action under Antitrust Laws related to the Transactions or regarding the effect of the Antitrust Laws on such Party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transactions as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the Transactions.

5.5 Consents. Except for any requisite filings under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of any waiting periods thereunder, the filings contemplated by Sections 3.2(a)(ii) and 3.2(b)(iii)-(iv), and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Buyer to consummate the Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, prevent or delay the consummation by Buyer of the Transactions.

5.6 Financing. Buyer has, and at the Closing will have, sufficient immediately available funds, marketable securities, other investments or capital commitments to enable Buyer to consummate the Transactions on the terms and conditions set forth herein. Upon the consummation of the Transactions, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired in any manner that would prevent or prohibit the consummation of the Transactions by Buyer.

5.7 Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

ARTICLE VI

COVENANTS PRIOR TO CLOSING

6.1 Closing Efforts; Further Assurances and Documents.

(a) Each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions as soon as reasonably practicable, and in any event within ninety (90) days, after the Execution Date, including using its commercially reasonable efforts (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in ARTICLE VII (including delivery of the items set forth in ARTICLE III), as applicable to each of them, (ii) to take, or cause to be taken, all reasonable and appropriate action, and to do, or cause to be done, all things reasonable, necessary, proper or advisable in compliance with applicable Laws to cause the Transactions to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

(b) Subject to Section 3.3, each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of such other Party, take all actions such other Party may reasonably request to transfer and accept any Registrations or Purchased Assets in connection with the consummation of the Transactions.

(c) Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the consummation of the Transactions.

6.2 Access to Information. Between the Execution Date and the Closing Date, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate the attorney-client privilege of Seller (it being agreed that the Parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), Seller shall afford Buyer and its Representatives access, during regular business hours and at reasonable agreed-upon times, at Buyer’s sole cost and expense, to Seller’s personnel, properties pertaining to the Purchased Assets; provided, that such access shall not unreasonably interfere with Seller’s business and operations.

6.3 Conduct of the S. aureus Program.

(a) Between the Execution Date and the Closing Date, except as otherwise set forth on Schedule 6.3 or consented to in writing by Buyer, Seller shall: (i) operate the S. aureus Program in compliance with all applicable Laws and regulations and Seller’s ordinary and usual course of business, and (ii) preserve in all material respects the S. aureus Program, including the Registrations, and (iii) not enter into any amendments to, terminate, or otherwise modify the Assigned Contracts.

(b) Between the Execution Date and the Closing Date, except as set forth on Schedule 6.3, or as consented to in writing by Buyer, Seller shall not: (i) settle or compromise any material claims of Seller (to the extent relating to Purchased Assets or Assumed Liabilities) or agree to any such settlement or compromise or (ii) sell, lease, license or encumber or otherwise voluntarily dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the Purchased Assets.

(c) Each Party acknowledges and agrees that: (i) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operation of the S. aureus Program prior to the Effective Time; (ii) prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations; and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.3 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate any Antitrust Law.

6.4 Consents. Seller shall use its commercially reasonable efforts to obtain all third-party consents, in accordance with its obligations under Section 2.5, required to effect the assignment of the Assigned Contracts to Buyer.

6.5 HSR Act; Other Antitrust Laws.

(a) As promptly as practicable after the Execution Date, Buyer and Seller shall use their commercially reasonable efforts to make and shall cause their Affiliates to use their commercially reasonable efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Transactions, including: (i) any notification and report forms and related material that may be required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and (ii) any filings required under any other applicable Antitrust Laws. Subject to restrictions required by Law, each of Buyer and Seller shall promptly supply the other with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 6.5. In addition, Buyer and Seller shall use their respective commercially reasonable efforts to obtain an early termination of any applicable waiting period under the HSR Act and to make any further filings that may be necessary, proper, or advisable in connection with the clearance of the Transactions under the HSR Act. Buyer and Seller shall equally split any filing or application fees associated with such filings, notifications and/or applications, if any.

(b) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Seller and Buyer shall notify the other promptly upon receipt of: (i) any comments or questions from any official of any Governmental Authority in connection with any filings made pursuant hereto or the Transactions and (ii) any requests by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Antitrust Laws and rules and regulations of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Transactions by any Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the Transactions. The Parties may, as they deem advisable and necessary, designate any commercially sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of Buyer and Seller. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals, made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any Party.

(c) If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or any of the Transactions as violative of any Antitrust Law, Buyer shall in consultation with Seller determine whether to contest and resist any such Action, and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Transactions; provided that the final decision rests with Buyer. Seller shall cooperate in a commercially reasonable manner with any such efforts as may be reasonably requested by Buyer.

6.6 No Solicitation; Acquisition Proposals.

(a) Seller shall not, directly or indirectly, and shall cause its Affiliates and respective Representatives not to, (i) solicit, initiate or knowingly encourage any inquiries or the making of any offer or proposal regarding the acquisition or license of the Purchased Assets or (ii) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the Purchased Assets or Seller in connection with, or otherwise cooperate with a Person or group making any offer or proposal regarding any offer or proposal regarding the acquisition or license of the Purchased Assets or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, or other similar contract providing for the acquisition or license of the Purchased Assets.

(b) Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Buyer and its Affiliates conducted prior to the Execution Date with respect to any offer or proposal regarding the acquisition or license of the Purchased Assets.

(c) If Seller or any of its Affiliates receives any inquiry, proposal or offer regarding the acquisition or license of the Purchased Assets of the nature described in paragraph (a) above (other than an inquiry, proposal or offer with respect to a merger of Seller with a Third Party or acquisition by a Third Party of capital stock or other equity securities of Seller), Seller shall, within three (3) Business Days after such receipt, notify Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer, provided that all such information shall be Seller Confidential Information subject to Section 8.1.

6.7 Notifications; Updated Disclosure Schedule. Between the Execution Date and the Closing Date:

(a) Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE III or ARTICLE VII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice;

(b) Seller shall give prompt notice to Buyer of (i) the existence, occurrence or non-occurrence of any fact, condition, matter, circumstance, claim or event the existence, occurrence or non-occurrence of which if not disclosed in the Disclosure Schedule would cause the representations or warranties of Seller contained in ARTICLE IV to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Seller to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by it hereunder or under any Other Agreements; provided, however, that the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any such notice for all purposes of this Agreement, including ARTICLE IX, except that if any such information would cause a condition to Buyer’s obligation to close the Transactions not to be met, in accordance with ARTICLE III and ARTICLE VII, and Buyer chooses to waive the condition with respect to such information and close, the Disclosure Schedule shall be deemed to be amended to reflect such information for purposes of ARTICLE IX; and

(c) Seller may, by delivery to Buyer, update Schedules 1.1(a) through 1.1(s) and other Schedules representing informational disclosures rather than exceptions to representations and warranties of Seller to correct typographical errors or inadvertent omissions and changes arising during the period between the Execution Date and Effective Time not resulting from a breach of a covenant of Seller in this Agreement and any such updated Schedule shall replace the corresponding Schedule delivered by Seller in connection with the execution of this Agreement.

6.8 Transition Activities. Without limiting the obligations of the Parties under Section 6.1, the Parties agree to negotiate in good faith and, at the Closing, enter into:

(a) a Transition Services Agreement, to be effective immediately after the Effective Time, incorporating the terms set forth on Exhibit 6.8(a) and such other terms as are mutually agreed by the Parties, and providing for the services specified therein, pursuant to which Seller and Buyer shall perform certain transition services for the other Party in accordance with the terms and conditions thereof (the “Transition Services Agreement”);

(b) a License Agreement, to be effective immediately after the Effective Time, incorporating substantially the terms set forth on Exhibit 6.8(b) and such other terms as are mutually agreed by the Parties with respect to the license by Seller to Buyer of the Retained IP listed on Schedule 6.8(b) and provision of benefits arising from the Excluded Contracts in accordance with the terms and conditions thereof (the “License Agreement”);

(c) a Grant-Back License, to be effective immediately after the Effective Time, incorporating substantially the terms set forth on Exhibit 6.8(c) and such other terms as are mutually agreed by the Parties, including the grant of rights by Buyer to Seller for use of the Retained Information, Program Materials and the Purchased Intellectual Property listed on Schedule 6.8(c) in accordance with the terms and conditions thereof (the “Grant-Back License”); and

(d) an Assignment and Assumption Agreement, an Assignment of Purchased Intellectual Property and a Bill of Sale.

6.9 [***] Agreement [***]

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Litigation. No preliminary or permanent injunction or other order has been issued by any court or by any Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transactions on the Closing Date.

(b) HSR Act; Other Antitrust Laws. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or been terminated.

7.2 Conditions Precedent to Buyer’s Obligations. Buyer’s obligations to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Buyer’s sole discretion, in writing by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects, taking into account any materiality qualifier contained therein) as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b) Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement, and delivered or caused to be delivered to Buyer each item required under Section 3.2(a), on or before the Closing.

7.3 Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller’s sole discretion, in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all material respects (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects, taking into account any materiality qualifier contained therein) as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b) Performance. Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform under this Agreement, and delivered or caused to be delivered to Seller each item required under Section 3.2(b), on or before the Closing.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Confidentiality; Publicity.

(a) The terms of the Confidentiality Agreement are hereby incorporated in this Agreement as though fully set forth herein and shall apply to any information provided to Seller or Buyer pursuant to this Agreement. As used in this Section 8.1, the term “Confidential Information” shall have the meaning assigned to such term in the Confidentiality Agreement. Upon the Closing Date, the Confidentiality Agreement shall expire and be of no further force and effect with respect to all Confidential Information relating to the S. aureus Program, the Purchased Assets or the Assumed Liabilities; provided, however, such expiration of the Confidentiality Agreement shall in no way prejudice or adversely affect Seller’s or Buyer’s ability to seek damages, or any other remedy available to Seller or Buyer, as appropriate, with respect to a violation by such other Party (or its Affiliates or Representatives) of the Confidentiality Agreement prior to or after the Closing Date. Upon and after the Closing Date, the Confidentiality Agreement shall remain in full force and effect pursuant to its terms with respect to all other Confidential Information that does not relate to the S. aureus Program, the Purchased Assets or the Assumed Liabilities.

(b) From and after the Closing Date, all Confidential Information exclusively concerning the S. aureus Program, the Purchased Assets and the Assumed Liabilities (the “Buyer Confidential Information”) shall be used by Seller and its Affiliates solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreements), or comply with applicable Law, and for no other purpose. Seller shall not disclose, or permit the disclosure of, any of the Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary to permit Seller to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreements), or comply with applicable Law. Seller shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Seller or any of its Affiliates to treat, the Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(c) All Confidential Information obtained by Buyer (or its Affiliates or representatives) from Seller (or its Affiliates or representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by Buyer solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreements), or comply with applicable Law, and for no other purpose. Buyer shall not disclose, or permit the disclosure of, any of the Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary to permit Buyer to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreements), or comply with applicable Law. Buyer shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Buyer or any of their Affiliates to treat, the Seller Confidential Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(d) Buyer acknowledges and agrees that Seller (and its Affiliates) may together retain one (1) or more copies of all or part of the documentation (including written or electronic records, files, manuals, filings, etc.), including any Buyer Confidential Information contained therein, that it delivers to Buyer as part of the Purchased Assets, in accordance with the provisions of and solely for the purposes set forth in this Section 8.1; provided, however, that the use of such documentation (including written or electronic records, files, manuals, filings, etc.) does not constitute or otherwise facilitate, directly or indirectly, the use of any Competitive Product or otherwise conflict with the requirements of Section 8.9.

(e) In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (including Seller Confidential Information or Buyer Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by a reasoned opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

(f) The Parties shall jointly agree upon the necessity and content of any press release in connection with the Transactions; provided, that Buyer hereby approves

Seller’s issuance immediately after the execution and delivery of this Agreement of a press release in substantially the form of Schedule 8.1(f). Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding any contrary term contained herein or in the Confidentiality Agreement, (i) any disclosure that is required by Law or Exchange regulations as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party, subject to the other Party’s prior review and opportunity for comment, (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party, (iii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have been previously approved by the other Party in accordance with this Section 8.1(f), including as set forth on Schedule 8.1(f), and (iv) Buyer may make public disclosures in any scientific publication, marketing materials, press release and other public announcement in the ordinary course of its business if the contents of such publication relate primarily to the S. aureus Program itself and not the terms of this Agreement. Other than the disclosures contemplated in clauses (i) through (iv) of the previous sentence, to the extent practicable, the disclosing Party shall give at least two (2) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof or a notification thereof and/or descriptions related thereto to comply with the requirements of an applicable stock exchange, Exchange regulation, or any Governmental Authority, including the SEC, such Party shall, to the extent practicable, give advance written notice of any such required disclosure to the other Party and provide the other Party the opportunity to comment on the disclosure. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality and Seller shall in good faith accommodate all reasonable requests of Buyer with respect to terms or provisions of this Agreement for which Buyer seeks confidential treatment (e.g., by making a confidential treatment request to the SEC). The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith. For purposes of clarity, any redacted copies of this Agreement to be disclosed pursuant to the preceding sentence shall require the review and consent of both Parties.

8.2 Availability of Records. After the Closing, Seller, on the one hand, and Buyer, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all Program Records in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Buyer; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Laws). Buyer and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Purchased Assets or Assumed Liabilities prior to the Effective Time (with respect to Seller) or from and after the Effective Time (with respect to Buyer), including products liability and general insurance liability. After the Closing, Seller may continue to use the Retained Information in accordance with the terms of the License Agreement.

8.3 Use of Trade or Service Marks. Other than as expressly provided in this Agreement and/or the Other Agreements (including the Transition Services Agreement), Buyer shall not use or permit any of its Affiliates or distributors to use any of the Seller Marks or any other corporate, trademarks or service marks or names now or hereafter owned or used by Seller, other than the Purchased Intellectual Property (on the terms provided herein and/or in the Other Agreements).

8.4 Notification of Third Parties. Promptly after the Closing, Buyer and Seller shall jointly notify all persons set forth on Schedule 8.4 of the transfer of the Purchased Assets to Buyer.

8.5 Regulatory Matters.

(a) Subject to any obligations of Seller under the Transition Services Agreement, from and after the Effective Time, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports, product deviation reports, annual reports, and price reports, if applicable) with the appropriate Governmental Authority (whether any relevant S. aureus Vaccines are manufactured before or after transfer of such Registrations), (ii) submitting all applications for marketing authorizations of new drugs or treatments, where such authorizations have not yet been granted, and variation of existing authorizations, (iii) taking all actions and conducting all communication with Third Parties with respect to S. aureus Vaccines manufactured or administered pursuant to such Registrations (whether manufactured or administered before or after transfer of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering, contamination, or counterfeiting, and (iv) investigating all complaints and adverse drug experiences with respect to S. aureus Vaccines manufactured or administered pursuant to such Registrations (whether manufactured or administered before or after transfer of such Registrations).

(b) From and after the Effective Time, Seller promptly (and in any event within the time periods required by Law) shall notify Buyer within three (3) Business Days if Seller receives a complaint or a report of an adverse drug experience with respect to S. aureus Vaccines. In addition, Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to S. aureus Vaccines manufactured by Seller prior to the Effective Time.

(c) From and after the Effective Time, Buyer, at its cost, shall be solely responsible and liable for (i) conducting all voluntary and mandatory recalls of units of S. aureus Vaccines manufactured or administered pursuant to such Registrations (whether manufactured or administered before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of units of S. aureus Vaccines manufactured by Seller deemed necessary by Seller in its reasonable discretion, (ii) conducting all communications and submitting all required reports to any Governmental Authority or Third Parties concerning the recalls and (iii) notifying Third Parties about the recalls; provided, however, that Seller shall reimburse Buyer for the reasonable expenses and costs of conducting reasonable recalls, withdrawals, field corrections or lookback disposals to the extent that Seller remains liable therefore pursuant to Sections 2.4(d) and 2.4(e), including the costs of notifying Third Parties. Seller promptly shall notify Buyer in the event that a recall of S. aureus Vaccines manufactured by Seller is necessary.

(d) Seller and Buyer each agree to promptly prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Authority in connection with the Transactions and transfer and assumption of the Registrations, including the filings contemplated by Sections 3.2(a)(ii) and 3.2(b)(iii)-(iv), and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.6 Website Information. Within twenty (20) days following the Closing Date, and for a period of no less than one hundred eighty (180) days following the Closing Date, Seller shall post on its website the information set forth on Schedule 8.6 relating to the Transaction.

8.7 Tax Matters.

(a) All non-U.S. Transfer Taxes (including any Tax arising solely as a result of the Purchased Assets being transferred from Buyer to a non-U.S. jurisdiction pursuant to this Agreement or the Other Agreements) shall be paid by Buyer and all U.S. Transfer Taxes shall be paid evenly (50-50) by the Buyer and Seller, and each Party shall make all commercially reasonable efforts and take such commercially reasonable efforts to avail itself of all available exemptions to or reductions of such Transfer Taxes. All non-U.S. withholding Taxes shall be paid and borne by Buyer, and Buyer shall “gross up” any payments to Seller upon which any such withholding Taxes are imposed so that Seller receives the same net amount on an after-tax basis as it would have received if no such Tax had been imposed.

(b) Seller and Buyer hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Buyer of the Purchased Assets by Seller.

(c) Buyer and Seller each recognize their mutual obligations pursuant to Section 1060 of the Code to timely file an initial and appropriate supplemental IRS Form 8594 with each of their respective federal income Tax Returns (the “Asset Acquisition Statement”). Accordingly, Buyer and Seller agree to cooperate in good faith in the preparation of the Asset Acquisition Statement for timely filing in each of their respective U.S. federal income Tax Returns in accordance with a written statement (the “Statement of Allocation”), setting forth an allocation of the Purchase Price (which for such purpose shall be increased by the amount of the Assumed Liabilities and any other amounts as allowed under the Code and/or Treasury Regulations) between and among each item of the Purchased Assets, covenants and license rights (as applicable for each Statement of Allocation) in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations. Within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed Statement of Allocation. If Seller approves the Statement of Allocation, then, unless otherwise prohibited by Law, all federal, state and local income Tax Returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation and as set forth in the Asset Acquisition Statement. If Seller does not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration between and among each item of the Purchased Assets, covenants and other rights. If Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within one hundred and twenty (120) days following the Closing Date, then no Statement of Allocation shall be prepared, and each Party shall prepare and file its Tax Returns in accordance with its own allocations.

(d) Seller and Buyer shall provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Tax Return, amended Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any Action, audit, examination or other proceeding in respect of Taxes related to the Purchased Assets. Any information obtained under this Section 8.7 shall be kept confidential pursuant to Section 8.1, except as may be otherwise necessary in connection with the filing of Tax Returns, claims for a Tax refund or in conducting any Action audit, examination or other proceeding in respect of Taxes.

(e) Buyer and Seller agree, upon request, prior to the Closing Date and for a period of three (3) years following Closing Date, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(f) Each Party (or their respective Affiliates) shall be responsible for and shall pay all Taxes payable on any payments made to such Party by the other Party (or their respective Affiliates), except as is otherwise set forth in this Agreement.

(g) Any dispute, controversy, or claim between Seller, on the one hand, and Buyer, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Seller and Buyer shall be submitted to Accountants for resolution. Accountants shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary. The resolution reached by Accountants shall be binding on the Seller and Buyer and their respective Affiliates. The expenses of Accountants shall be borne equally by Seller, on the one hand, and Buyer, on the other hand.

8.8 Non-Solicitation. Buyer agrees that, from the Effective Time until the earlier of (i) the Completion of the Phase I Trial and Successful Completion of the Technology Transfer or (ii) the [***] of the Effective Time, neither it nor any of its Affiliates will, directly or indirectly

(whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor, or otherwise), without the prior written consent of Seller, solicit or hire for employment, or induce the termination of employment of, any employee or other personnel who is or was providing services to Seller or any of its Affiliates at the time of, or within a [***] period prior to the date of, such solicitation, hiring or inducement. For purposes of clarification and notwithstanding the foregoing, nothing herein shall restrict or preclude Buyer for making generalized searches for employees by advertising in the media or engaging search firms to engage in searches that are not targeted on an employee or employees of Seller (including via advertisement or posting in the newspaper, trade journals or internet and response thereof from Seller’s employees or other personnel during the relevant period), and such activities shall not be a breach of this Section 8.8.

8.9 Non-Compete. For a period commencing on the Closing Date and ending [***] thereafter, Seller shall not, directly or indirectly, research, develop, manufacture or distribute any [***] (“Competitive Product”). Without limiting the foregoing covenant, in the event Seller or its Affiliate proposes to acquire any business (or assets) that includes a marketed Competitive Product which represent [***] or more of the net sales of the acquired business or assets, Seller or its Affiliate (the “Acquiring Party”), must divest the Competitive Product within [***] from the effective date of the closing of the acquisition. If Seller or its Affiliates is acquired by or merges with a Third Party that has a Competitive Product, neither Seller nor its Affiliates will have any obligations under this Section 8.9 with respect to such Competitive Product; except that during the [***] period provided above the division, subsidiary or business group of the surviving party in such change of control that pursues such Competitive Product shall not have access to, and shall not refer to, rely upon or use in any manner, the Purchased Assets nor the expertise of Seller’s employees, consultants or agents who previously worked on the S. aureus Program with regard to such Competitive Product.

8.10 Performance of Other Agreements. Each of the Parties shall perform their respective obligations under each of the Other Agreements in accordance with their terms.

8.11 Excluded Assets.

(a) Seller shall continue to diligently perform its obligations each Excluded Contract through expiration of its term and provide to Buyer the benefit of such Excluded Contract in accordance with the terms of the License Agreement.

(b) [***].

ARTICLE IX

TERMINATION AND SURVIVAL

9.1 Termination.

(a) This Agreement may be terminated:

(i) at any time before the Effective Time by mutual written consent of Buyer and Seller; or

(ii) by either Party, in writing, if the Transactions have not been consummated on or before December 15, 2009 (the “Outside Date”); provided, that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

(b) This Agreement may be terminated by Seller before the Effective Time, in writing, if:

(i) (A) any representation or warranty of Buyer set forth in this Agreement shall have become untrue in any material respect (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects, taking into account any materiality qualifier contained therein) or Buyer has breached any covenant or agreement of Buyer set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date; or

(ii) a material breach of any provision of this Agreement has been committed by Buyer, such breach has not been waived by Seller and such breach is not cured by Buyer within thirty (30) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Buyer.

(c) This Agreement may be terminated by Buyer before the Effective Time, in writing, if:

(i) (A) any representation or warranty of Seller set forth in this Agreement shall have become untrue in any material respect (except for those representations and warranties which are qualified by materiality which shall be true and correct in all respects, taking into account any materiality qualifier contained therein) or Seller has breached any covenant or agreement of Seller set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date;

(ii) a material breach of any provision of this Agreement has been committed by Seller, such breach has not been waived by Buyer and such breach is not cured by Seller within thirty (30) days after written notice thereof or, in the reasonable determination of Buyer, is incapable of being cured by Seller;

(iii) upon the occurrence of a Material Adverse Effect;

(iv) the Parties have not received prior to the Outside Date all required Governmental Approvals necessary for Closing, including all regulatory authorizations and clearances under all Antitrust Laws applicable to the Transactions, or any waiting period under the HSR Act, if applicable, has not expired or been terminated prior to the Outside Date; or

(v) a Change of Control with respect to Seller occurs.

9.2 Procedure and Effect of Termination. Upon termination of this Agreement by Seller or Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate forthwith, shall become void and, except as expressly provided herein, there shall be no liability or obligation on the part of the Parties or their respective Representatives. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) Section 8.1, this ARTICLE IX, ARTICLE X and ARTICLE XI; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations. The representations and warranties of Buyer and Seller contained in this Agreement, in any Other Agreements, and in any certificate or other document furnished by or on behalf of Buyer or Seller pursuant to this Agreement shall survive the Effective Time solely for purposes of this ARTICLE X and shall terminate (a) on the [***] of the Effective Time, if the Successful Completion of the Technology Transfer shall have occurred prior to such date, or (b) if the Successful Completion of the Technology Transfer shall not have occurred prior to such date, thereafter upon the earlier of (i) the Successful Completion of the Technology Transfer or (ii) the [***] of the Effective Time (the “Survival Period”). The covenants and agreements contained in this Agreement and in any Other Agreements that require by their terms performance or compliance on and after the Effective Time shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.

10.2 Indemnification by Seller. Subject to Section 10.8, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (“Buyer Indemnitees”) against, and hold them harmless from, any Losses incurred, to the extent arising from, in connection with, or otherwise with respect to:

[***]

10.3 Indemnification by Buyer. Subject to Section 10.8, Buyer shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (“Seller Indemnitees”) against, and agrees to hold them harmless from, any Losses incurred, to the extent arising from, in connection with, or otherwise with respect to:

[***]

10.4 Calculation of Losses; Treatment of Indemnification Payments.

(a) The amount of any Loss for which indemnification is provided under Section 10.2 or Section 10.3 shall be net of any amounts actually recovered by the Indemnified Party (as defined below) under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit immediately realized by the Indemnified Party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under Section 10.2 or Section 10.3 or the incurrence or payment of any indemnified Loss.

(b) The amount of Losses recoverable by an Indemnified Party under Section 10.2(a) or Section 10.3 shall be reduced by the amount of any payment received from an insurance carrier or other third-party indemnitor by such Indemnified Party (or an Affiliate thereof) with respect to the Losses to which such claim for indemnification relates. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification or other third-party indemnity payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under Section 10.2 or Section 10.3, as applicable, with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under Section 10.2 or Section 10.3, as applicable.

(c) Any indemnity payment under Section 10.2 or Section 10.3 shall be treated as an adjustment to the Purchase Price to the maximum extent allowable under applicable Law, and for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

10.5 Termination of Indemnification. The obligations of any Indemnifying Party to indemnify and hold harmless any Indemnified Party pursuant to Sections 10.2(a) and 10.2(b) or Section 10.3(a) and 10.3(b) shall terminate upon the expiration of the Survival Period; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, before the expiration of the Survival Period, previously made a good faith indemnification claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim and providing evidence of any indemnifiable Losses incurred in connection with such claim) pursuant to Section 10.6 to the Indemnifying Party.

10.6 Procedures.

(a) In order for any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); and provided, further, that if such notice is not given prior to the expiration of the Survival Period, the Indemnified Party shall have no right to indemnification hereunder. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise materially and adversely affect the Indemnified Party.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 10.2 or Section 10.3 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 10.2 or Section 10.3, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure; provided, that if such notice is not given prior to the expiration of the Survival Period, the Indemnified Party shall have no right to indemnification hereunder. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

10.7 Sole Remedy; No Additional Representations. Except as otherwise specifically provided herein, in Section 10.6(c), or in any Other Agreements, each of Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the Effective Time with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Other Agreements and the Transactions, the Purchased Assets, the Excluded Liabilities and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this ARTICLE X or as provided in Section 11.9. In furtherance of the foregoing, each of Buyer and Seller hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to this Agreement (including the Schedules), the Other Agreements and the Transactions, the Purchased Assets, the Excluded Liabilities and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud, intentional representation, willful misconduct, other tortious acts or relating to breaches of covenants requiring performance after the Closing Date) it may have against a Party arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 10.2 or Section 10.3, as applicable).

10.8 Limitations on Liability. Notwithstanding anything to the contrary herein:

(a) the maximum liability of Seller for all claims by Buyer under Sections 10.2(a) and 10.2(b) together shall not in any case exceed [***] provided that for any such indemnification claims for which notice was given pursuant to Section 10.6 more than ninety (90) days following the Closing Date the limit on all such claims (inclusive of any claims made prior to the end of such 90 day period) shall be the greater of (i) [***] or (ii) [***]; provided that the foregoing limitation shall not apply for liability arising from any fraud or intentional misrepresentation of Seller;

(b) other than Third-Party Claims, neither Seller nor Buyer shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 10.2 or Section 10.3, for any Losses that are not a direct and foreseeable consequence of the breach, action or omission giving rise to an indemnification obligation hereunder (for example, any indirect, consequential, exemplary, or punitive damages, including damage to goodwill); and

(c) no Buyer Indemnitees shall be entitled to recover for Losses under Section 10.2(a) with respect to any matters disclosed pursuant to Section 6.7 if the Closing shall have occurred; and

(d) that (i) Seller shall not be required to indemnify any Person, and shall not have any liability under Section 10.2(a) or 10.2(b), to the extent that, such Person’s Losses, or the liability or obligation, are caused by any action taken or omitted to be taken by any

Buyer Indemnitees and (ii) Buyer shall not be required to indemnify any Person, and shall not have any liability under Section 10.3(a) or 10.3(b), to the extent that, such Person’s Losses, or the liability or obligation, are caused by any action taken or omitted to be taken by any Seller Indemnitees.

10.9 Cooperation. Seller and Buyer shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE XI

MISCELLANEOUS

11.1 Assignment; Binding Effect. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, provided that Buyer may assign this Agreement to any Affiliate of Buyer without Seller’s consent.

11.2 Expenses. Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transactions.

11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by facsimile (with confirmation of successful transmission), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller, to:

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville MD 20852-1834

Attention:     Chief Executive Officer

Facsimile:     301.770.3097

with copies (which shall not constitute notice) sent concurrently to:

Hogan & Hartson LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention:     Michael C. Williams

Facsimile:     202.637.5910

If to Buyer, to:

GlaxoSmithKline Biologicals S.A.

Parc de la Noire Epine

Avenue Pascale 2/6

B-1300 Wavre

Belgium

Attn: Vice President, Business Development

with copies (which shall not constitute notice) sent concurrently to:

GlaxSmithKline Biologicals S.A.

Parc de la Noire Epine

Avenue Pascale 2/6

B-1300 Wavre

Belgium

Attn: Vice President and General Counsel, Legal Department

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

11.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement; and in connection with such term, provision, covenant or restriction of this Agreement which is held invalid, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid term, provision, covenant or restriction and, absent any agreement by the Parties, such court of competent jurisdiction or other authority shall substitute therefore such term, provision, covenant or restriction as is legal, valid and enforceable but otherwise similar to the invalid term, provision, covenant or restriction.

11.5 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

11.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Third Parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

11.7 Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

11.8 Governing Law; Jurisdiction. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware. All Actions arising out of or relating to this Agreement, the Other Agreements, the Transactions or for recognition or enforcement of any judgment relating thereto shall be heard and determined exclusively in the United States District Court located in Wilmington, Delaware or in the Circuit Court for New Castle County, Delaware (but only in the event that there is no federal court jurisdiction), and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts, (b) consents to the personal jurisdiction of such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action in, or to the exercise of personal jurisdiction by, such courts, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action in such courts. Each of the Parties hereto agrees that a final judgment in any such Action shall be conclusive and, notwithstanding anything to the contrary above, may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

11.9 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to obtain injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of, or failure to perform, its obligations under this Agreement, including to enforce Section 6.1 in the event of a Party’s failure to perform its obligations thereunder. Either Party agrees that in the event the other Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

11.10 Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.11 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to each of the other Parties.

11.12 Schedules. Buyer agrees that any disclosure by Seller in the Schedules shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed therein.

11.13 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

*  *  *  *  *  *  *  *  *  *  *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat E.F. Fanim, Ph.D.

Name:	Raafat E.F. Fanim, Ph.D.

Title:	President, Chief Executive Officer and Acting Chief Financial Officer

GLAXOSMITHKLINE BIOLOGICALS S.A.

By:	/s/ Jean Stephenne

Name:	Jean Stephenne

Title:	President and General Manager

EXHIBIT 2.6(B)

MILESTONE DEFINITIONS

“Enrollment of the First Patient” shall mean the date upon which the first subject is administered the first dose of the subject vaccine in the Phase I Trial in accordance with its protocol.

“Completion of the Phase I Trial” shall mean the date upon which: (i) the last subject at all sites has been administered his/her final dose of the subject vaccine and all follow-up for such subject is completed, all in accordance with the protocol; and (ii) the complete and final study report (containing all supporting data and results as described in the protocol) for the Phase I Trial has been issued by the investigator and received by Buyer; provided, however, if the Phase I Trial is terminated early through no fault of Seller or Buyer, Seller and Buyer agree to discuss in good faith a pro-rata payment of the applicable Milestone.

“Delivery” shall mean the date upon which Seller has delivered to Buyer the [***] of [***] and [***] of [***], in each case pursuant to the provisions of the Transition Services Agreement and in accordance with all applicable Specifications set forth therein.

“Successful Completion of the Technology Transfer” shall mean the date upon which the transfer of the Program Know-How, the Program Materials, the Inventory and the Program Records (including true and correct copies of all Assigned Contracts, Registrations, and Program Patents) from Seller to Buyer has been successfully completed pursuant to the provisions of the Transition Services Agreement.